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                                                                    EXHIBIT 11.1

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                                                       April 28,      April 29,
                                        January 27, 1999    January 28, 1998    January 29, 1997         1999           1998
                                        ----------------    ----------------    ----------------      ----------    ------------
NUMERATOR:
     Net (loss) income                     (2,562,308)          (9,112,761)          (985,705)         (567,839)    (745,625)

DENOMINATOR:
     Basic and diluted weighted
       average common shares
       outstanding                          5,934,287            5,392,609          4,414,000         6,172,512    5,800,991

Basic and diluted loss earnings
       per share                                (0.43)               (1.69)             (0.22)             (.09)        (.13)

     For each of the periods presented, shares issuable upon the exercise of outstanding stock options and warrants were not included in the computation of diluted earnings per share as losses were incurred in those periods.